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                                                                   EXHIBIT 2.2


                                 Schedule 1.6

               Directors and Officers of Titan After the Merger

Directors
---------

Darrell Chessum
Jack D. Hightower


Officers
--------

Jack D. Hightower        President
William K. White         Vice President and Assistant Secretary
Susan D. Rowland         Secretary
Dan P. Colwell           Assistant Secretary
John L. Benfatti         Assistant Secretary